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                                                                    EXHIBIT 4.2



                             SUBSCRIPTION AGREEMENT

                               DATED AS OF --, 1998

                                 BY AND BETWEEN

                               ORBCOMM CORPORATION

                                       AND

                              ORBCOMM GLOBAL, L.P.


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                        This SUBSCRIPTION AGREEMENT  (this  "Agreement")  is
dated as of --, 1998 and is by and between ORBCOMM Corporation, a Delaware corporation (the "Company"), and ORBCOMM Global, L.P. ("ORBCOMM"), a Delaware limited partnership.

                        WHEREAS, the Company intends to consummate an underwritten initial public offering (the "Offering") of 6,000,000 shares of its Common Stock, par value $.01 per share (the "Common Stock") (6,900,000 shares if the Underwriters' over-allotment option is exercised in full) and to use the proceeds of the Offering to purchase an equivalent number of Partnership Units ("Units") in ORBCOMM as described in the registration statement on Form S-1 (File No. 333-50599) filed with the U.S. Securities and Exchange Commission, as amended (the "Registration Statement").

                        WHEREAS, upon consummation of the Offering, ORBCOMM intends to issue and sell to the Company 6,000,000 Units (6,900,000 Units if the Underwriters' over-allotment option is exercised in full) at a purchase price per Unit equal to the per share public offering price of the Common Stock less the per share underwriting discount.

                        WHEREAS, ORBCOMM owns all 100 currently outstanding shares of Common Stock (the "Outstanding Shares") and intends to surrender the Outstanding Shares to the Company in connection with the consummation of the Offerings and the Company intends to cancel the Outstanding Shares upon surrender by ORBCOMM.

                        NOW, THEREFORE, the parties hereto, intending to be bound, hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

                        SECTION 1.1. REFERENCE TO REGISTRATION STATEMENT. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Registration Statement.

                        SECTION 1.2. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following respective meanings:

                        "AGREEMENT" means this Subscription Agreement.

                        "COMMON STOCK" has the meaning assigned to the term in the recitals of this Agreement.

                         "FIRM UNITS" has the meaning assigned to the term in
Section 2.1 of this Agreement.

                        "FIRM SHARES" means the shares of Common Stock purchased by the Underwriters pursuant to the Underwriting Agreement without giving effect to the exercise of the over-allotment option.

                        "ORBCOMM" means the Partnership as such term is used in the Partnership Agreement referenced herein.

                         "OFFERING" has the meaning assigned to the term in the
recitals of this Agreement.

                        "OPTION UNITS" has the meaning assigned to the term in
Section 2.2 of this Agreement.

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                        "OPTION SHARES" means the shares of Common Stock
purchased by the Underwriters pursuant to the over-allotment option granted in the Underwriting Agreement.

                        "PARTNERSHIP AGREEMENT" means the Limited Partnership Agreement of ORBCOMM Global, L.P. dated as of --, as amended.

                        "REGISTRATION STATEMENT" has the meaning assigned to the term in the recitals of this Agreement.

                        "UNITS" has the meaning assigned to the term in the recitals of this Agreement.

                                   ARTICLE II.
                        PURCHASE OF UNITS BY THE COMPANY

                        SECTION 2.1. FIRM UNITS. Subject to the terms and conditions set forth herein, ORBCOMM agrees to create, issue and sell 6,000,000 Units to the Company (the "FIRM UNITS") and the Company agrees to purchase the Firm Units at a price per Firm Unit equal to the per share price paid by the Underwriters for the 6,000,000 Firm Shares of Common Stock purchased by the Underwriters pursuant to the Underwriting Agreement.

                        SECTION 2.2. OVER-ALLOTMENT UNITS. Subject to terms and conditions set forth herein, ORBCOMM agrees to create, issue and sell up to 900,000 Units to the Company (the "OPTION UNITS") and the Company agrees to purchase an aggregate number of Option Units that is equal to the number of Option Shares of Common Stock purchased by the Underwriters pursuant to the Purchase Agreement at a price per Option Unit equal to the price paid by the Underwriters for the Option Shares of Common Stock purchased by the Underwriters pursuant to the Purchase Agreement.

                                  ARTICLE III.
                       DELIVERY AND PAYMENT FOR INTERESTS

                        SECTION 3.1. DELIVERY OF AND PAYMENT FOR FIRM UNITS. Delivery of certificates for the Firm Units shall be made at the time and location of the delivery of the Firm Shares under the Purchase Agreement against payment of the purchase price therefor in immediately available funds.

                        SECTION 3.2. DELIVERY OF AND PAYMENT FOR OPTION UNITS. Delivery of certificates for the Option Units shall be made at the time and location of the delivery of the Option Shares under the Purchase Agreement against payment of the purchase price therefor in immediately available funds.

                        SECTION 3.3.  DELIVERY AND CANCELLATION OF
OUTSTANDING SHARES. ORBCOMM hereby agrees that in addition to its other obligations under this Agreement, upon payment by the Company of the purchase price for the Firm Shares pursuant to Section 3.1 above, ORBCOMM shall deliver the Outstanding Shares to the Company and shall relinquish any rights in or claims on the Outstanding Shares. The Company hereby agrees that upon delivery of the Outstanding Shares by ORBCOMM, the Company shall retire and cancel such Outstanding Shares.

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                                   ARTICLE IV.
                       ADMISSION OF THE COMPANY TO ORBCOMM

                        SECTION 4.1. ADMISSION OF THE COMPANY. The Company wishes to be admitted as a General Partner in ORBCOMM and agrees to be bound by all of the applicable provisions of the Partnership Agreement. Prior to the first issuance of any Units hereunder, the Company will execute and deliver a counterpart of the Partnership Agreement in substantially the form set forth in Annex A hereto. This Agreement constitutes the Company's written request that ORBCOMM's Partnership Unit Register be amended to reflect the Company's admission as a General Partner and ORBCOMM agrees that its Partnership Unit Register will be so amended, and the Company will be admitted as a General Partner in ORBCOMM, on the date of the issuance of the Firm Units hereunder.

                                   ARTICLE V.
                            EXPENSES OF THE OFFERING

                        The Company shall pay for all expenses incurred by the Company in connection with the Offering and the transactions contemplated by this Agreement.

                                   ARTICLE VI.
                     CONDITIONS OF THE PARTIES' OBLIGATIONS

                        SECTION 6.1. FIRM UNITS. The respective obligations of the parties with respect to the Firm Units are subject to the performance by the Underwriters of their obligations to purchase the Firm Shares under the Purchase Agreement.

                        SECTION 6.2. OPTION UNITS. The respective obligations of the parties with respect to the Option Units, if any, are subject to the performance by the Underwriters of their obligations, if any, to purchase Option Shares under the Purchase Agreement.

                                  ARTICLE VII.
                         REPRESENTATIONS AND WARRANTIES

                        SECTION 7.1. REPRESENTATIONS AND WARRANTIES OF ORBCOMM. ORBCOMM hereby represents and warrants that it has duly and validly executed and delivered this Agreement and that the Firm Units and the Option Units, if any, when issued against payment therefore by the Company pursuant to
Article III, will be duly and validly authorized and issued and fully-paid and non-assessable.

                        SECTION 7.2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants that it has duly and validly executed and delivered this Agreement and will duly and validly execute the Partnership Agreement pursuant to Article IV.

                                  ARTICLE VIII.
                        INDEMNIFICATION AND CONTRIBUTION

                        SECTION 8.1. INDEMNIFICATION BY ORBCOMM. ORBCOMM will indemnify and hold harmless the Company and each of its officers, directors and employees (each an "INDEMNIFIED PARTY") against any losses, claims, damages or liabilities to which such indemnified party may become subject, under the Securities Act or otherwise, that directly or indirectly, arise out of or are related to, the transactions contemplated by this Agreement, and will reimburse such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or

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defending any such action or claim, as such losses, damages, liabilities or expenses are incurred; provided, however, that ORBCOMM shall not be liable in any such case to any indemnified party to the extent that any such loss, claim, damage or liability arises out of or is based upon an intentional act or omission of the indemnified party that was contrary to any written instruction or request of ORBCOMM or that amounted to willful misconduct on the part of the indemnified party.

                        SECTION 8.2. PROCEEDINGS. Promptly after receipt by an indemnified party of notice of the commencement of any action, suit or proceeding as to which a claim in respect thereof is to be made against ORBCOMM under Section 8.1, the indemnified party shall notify ORBCOMM in writing of the commencement thereof, but the omission so to notify ORBCOMM shall not relieve ORBCOMM from any liability which it may have to any indemnified party otherwise than under such section, unless ORBCOMM is materially prejudiced thereby. In case any such action shall be brought against any indemnified party and it shall notify ORBCOMM of the commencement thereof, ORBCOMM shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from ORBCOMM to such indemnified party of its election so to assume the defense thereof, ORBCOMM shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. ORBCOMM shall not, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (a) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (b) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party. No indemnified party shall effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution has been or may be sought hereunder without the prior written consent of ORBCOMM.

                        SECTION 8.3. CONTRIBUTION. To provide for just and equitable contribution in circumstances in which the indemnity provided for in
Section 8.1 is for any reason held to be unenforceable although applicable in accordance with its terms, ORBCOMM shall contribute to the losses, liabilities, claims, damages and expenses of the type contemplated by such indemnity agreement incurred by any indemnified party in such proportion as shall be appropriate to reflect (a) the relative benefits received, directly or indirectly, by ORBCOMM on the one hand and the indemnified party on the other hand, from (i) the sale of the Firm Shares and the Option Shares, if any, and
(ii) the sale of the Firm Units and the Option Units, if any, and (b) the relative fault of ORBCOMM on the one hand and the indemnified party on the other, with respect to the acts or omissions that resulted in such loss, liability, claim, damage or expense, or action in respect thereof, as well as any other relevant equitable considerations. Each of ORBCOMM and the Company agrees that it would not be just and equitable if contribution pursuant to this
Section 8.3 were to be determined by pro rata allocation or by any other method of allocation that does not take into account the relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from ORBCOMM if ORBCOMM was not guilty of such fraudulent misrepresentation.

                        The indemnity and contribution obligations in this
Article VIII are solely obligations of ORBCOMM and no recourse may be had thereunder against any partner, partner representative, director, officer, employee or agent of ORBCOMM.

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                                   ARTICLE IX.
                            MISCELLANEOUS PROVISIONS

                        SECTION 9.1. GOVERNING LAW. This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

                        SECTION 9.2. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                        SECTION 9.3. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings among such parties with respect to such subject matter.

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                        IN WITNESS WHEREOF, the parties have executed this
Agreement as of the day and year first above written.





                            ORBCOMM CORPORATION

                            ---------------------------
                            Name:  Scott L. Webster
                            Title: President and Chief Executive Officer



                            ORBCOMM GLOBAL, L.P.


                            ---------------------------
                            Name:  Scott L. Webster
                            Title: Chief Executive Officer


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                                     ANNEX A
                         TO 1998 SUBSCRIPTION AGREEMENT
                  FORM OF COUNTERPART TO PARTNERSHIP AGREEMENT


                        The undersigned agrees to be bound by the Partnership Agreement of ORBCOMM Global, L.P., dated as of --, as amended, to which this signature page is attached.

                                    IN WITNESS WHEREOF, the undersigned has
hereunto set its hand as of this -- day of March, 1998.

                                               GENERAL PARTNER
                                               ORBCOMM CORPORATION


                                               ---------------------------
                                               Name:
                                               Title:

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